Exhibit 99.1

[MANPOWER LOGO]

FOR IMMEDIATE RELEASE	Contact:

Tracy Shilobrit
Director of Corporate & Global Communications
+1.414.906.6088
tracy.shilobrit@manpower.com

Manpower Inc. Names Owen Sullivan as Executive Vice President of Manpower Inc.

and CEO of Right Management Consultants

Mark Reinemann Named President of Jefferson Wells

MILWAUKEE, WI, USA (10 January 2005) – Manpower Inc. (NYSE: MAN) has promoted Owen Sullivan to Executive Vice President of Manpower Inc. and CEO for Right Management Consultants. Sullivan, 47, will continue to lead Jefferson Wells, a role he has held since 2003.

“During his tenure as CEO of Jefferson Wells, Owen has been able to bring a tremendous amount of esprit de corps, clarity and focus to the business,” said Jeffrey A. Joerres, Chairman and CEO of Manpower Inc. “His impeccable track record in business management, and superb performance at Jefferson Wells, provide a springboard for him to lead Right to its next stage of development and expansion worldwide.”

Sullivan replaces Richard Pinola, who retired as CEO of Right in December 2004.

Before joining Manpower Inc. in 2003, Sullivan worked as a management consultant with several venture capitalists and equity groups, building strategic plans and evaluating acquisition opportunities. Prior to that, he served as President of the Financial Services Group of Metavante Corporation, as well as President of Metavante’s Enterprise Solutions Group.

Related to this announcement, Mark Reinemann has been promoted to President of Jefferson Wells. Reinemann, 47, has served as Vice President of Operations for Jefferson Wells since 2003, and has built a solid track record that makes him uniquely qualified to take on these additional responsibilities.

Reinemann’s previous leadership experience includes serving as President and CEO of First Business Bank and, prior to that, as Executive Vice President of US Bank.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry, offering customers a continuum of services to meet their needs throughout the employment and business cycle. The company specializes in permanent, temporary and contract recruitment; employee assessment; training; career transition and organizational consulting services. Manpower’s worldwide network of 4,300 offices in 67 countries and territories enables the company to meet the needs of its 400,000 customers per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction, enabling customers to concentrate on their core business activities. In addition to the Manpower brand, the company operates under the brand names of Right Management Consultants, Jefferson Wells, Elan and Brook Street. More information on Manpower Inc. is available at www.manpower.com.